Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014 relating to the consolidated financial statements of Rocket Fuel Inc. and subsidiary as of and for the years ended December 31, 2013 and 2012, appearing in the Annual Report on Form 10-K of Rocket Fuel Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

San Jose, CA

March 31, 2014